Strictly private and confidential

My Size Inc.

Market Analysis

September 2014

BDO Ziv Haft
Amot Bituach House Building B, 48
Menachem Begin Road, Tel Aviv
66180
Israel
www.bdo.co.il

This report, the analyses and conclusions are based on information that has been generated or reviewed by BDO Ziv Haft Consulting & Management Ltd. (hereinafter: "BDO").

The analysis and conclusions contained herein are based on various assumptions, which subject to uncertainty. Future results or values could be different from the forecasts and analyses contained herein.

BDO makes no representations or warranty, express or implied, as to the accuracy or completeness of the underlying assumptions, estimates analyses or other information contained in this report, and nothing contained herein is or shall be relied upon as a promise or a representation, whether as to the past, the present or the future.

This report is for the use of My Size Inc. It is not intended to, and may not, be relied upon by any other party and, therefore, any other person or entity who received this report or the information contained herein, with BDO permission or otherwise, is hereby put on notice that (1) they are responsible for their own analyses and may not rely on any information contained herein, and (2) BDO makes no representations or warranties, including as to the accuracy or completeness of the information contained herein or any other written or oral communication transmitted or made available to (the third party) and expressly disclaims any and all liabilities based on such information or on omissions there from.

Respectfully submitted,
BDO Ziv Haft
Consulting & Management Ltd.

Contents

BDO Consulting Group Ziv Haft

Section 2

Market Analysis

Market Analysis

The Online Shopping Market

In 2012, the total online sales worldwide exceeded, for the first time, one trillion USD. This sum constitutes an increase of 21.1% in sales as compared to online sales worldwide in 2011. Over 1 billion digital buyers spent more than USD 1.221 trillion on e-commerce purchases by the end of 2013.

In 2013 the sales are expected to increase by additional 18.3% and reach the sum of 1.28 billion USD, and it is estimated that the sales in the Asia-Pacific area will exceed the sales in North America[1].

Geographically, the sales were divided as follows (in percentages):



100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
2011
2012
2013
2%
4%
28%
36%
28%
2%
4%
27%
34%
31%
3%
4%
26%
32%
33%
Middle East
Eastern Europe
North America
South America
Western Europe
Asia-Pacific

Source: eMarketer.

The Online Shopping Market (Continued)

The forecasted division of sales for the end of the current year and the following years is as follows (in percentages):



100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
2014
2015
2016
4%
4%
24%
30%
36%
4%
4%
32%
29%
38%
3%
4%
23%
28%
40%
Middle East and Africa
Eastern Europe
Northern America
Latin America
Western Europe
Asia Pacific

Source: eMarketer.

The forecasted rapid growth of Asia Pacific's share actually reflects three markets included therein which are expected to grow at a faster rate as compared to other markets in the world: China, India and Indonesia.

[1] Source: eMarketer an independent US market research company, which makes market surveys on digital media and internet marketing. About 66% of the company's customers are on the Fortune 500 list.

Market Analysis

The Online Shopping Market (Continued)

Combined, sales in North America, Asia-Pacific and Western Europe will account for 90.1% of the worldwide total. Growth will remain in the double digits through 2017, driven by the increasing number of online and mobile users in emerging markets, the development of more advanced payment and shipping options, major brands opening digital storefronts and digital retailers expanding into new markets.

Regionally, global e-commerce sales will be highest in North America. The US remains the country with the largest e-commerce market and will record the highest volume of e-commerce sales worldwide this year at USD 395.28 billion.

During the upcoming year, China will become the leading market in the area of online sales in Asia Pacific. It will replace Japan, as the second country in the world in the scope of online sales from stores located therein, and will reach sales in the sum of USD 181.62 billion, an increase of 65% as compared to its sales in 2012 which amounted to USD 110.04 billion. According to estimates, the total sales from stores in China will reach by the end of 2013, 14% of the entire electronic commerce worldwide.

The Online Shopping Market (Continued)

Global e-commerce sales, 2012-2017 (USD, billions):



2,500
2,000
1,500
1,000
500
-
CAGR: 14.6%
1,043
1,221
1,445
1,655
1,860
2,065
2012
2013
2014
2015
2016
2017

Source: BDO Analysis.

As technology advances and facilitation of online shopping becomes easier and more secure, global e-commerce sales are projected to grow at a cumulative annual growth rate of 14.6% through 2017, to reach about USD 2 trillion.

Market Analysis

The Online Shopping Market (Continued)

The US will continue to have the largest scope of electronic commerce for a single country, and will be followed by the following countries in a large scope of sales: China, England, Japan and Germany.

The total sales in the five leading countries in e-commerce (USD, billions):


450
400
350
300
250
200
150
100
50
0
385
343
302
182
110
57
142
125
109
140
128
113
53
47
38
USA
China
England
Japan
Germany
2013
2012
2011

Source: Company's management.

The Online Shopping Market (Continued)

In the upcoming years, China will rapidly bridge the gap vis-à-vis the US and in 2016 it is expected to constitute 22.6% of the global market, as compared to the US which is expected to hold 26.5%. China is also the country with the largest number of consumers who purchase products online, almost 220 million in 2012, due to several reasons: the fast penetration of the internet in China, the strengthening of the middle class' trust in online purchases, campaigns of the Chinese government for the encouragement of consumerism and the improvement of the goods, services and variety of products offered for sale online.

Market Analysis

Online Clothing Retail as a Source of Revenue

Clothing retailers have gained substantial growth in revenues by offering consumers an online platform to perform their shopping. Various retailers' online sales accounted for about 12% of total revenues in 2012, showing growth from the previous year.

The online revenue (USD, millions) and its share of total revenue (red line) for various retailers in 2012 is as follows:



2500
2000
1500
1000
500
0
16%
14%
12%
10%
8%
6%
4%
2%
0%
12%
13%
11%
2.50%
1.80%
1927
467
439
409
205
Gap
American Eagle
Zara
Nike
Adidas

Source: BDO Analysis.

Furthermore, the average growth rate of sales deriving from online activity rose at an annual rate of 50% in 2012. As Smartphones become more common and sophisticated, consumers will be able to shop wherever they are. Online activity may see more strong growth in the coming years.

Mobile Activity- A Growth Engine for Online Shopping[2]

Mobile commerce ("m-commerce") is projected to have a bigger role in online shopping in the coming years, reaching about USD 108 billion in total sales made through a mobile device, assisting to increase online sales.

The current and projected figures and shares of mobile commerce, from the entire ecommerce activity, 2011 through 2017:



120
100
80
60
40
20
0
180%
160%
140%
120%
100%
80%
60%
40%
20%
0%
13.63
24.81
38.84
53.41
71.16
92.39
108.56
169%
82%
57%
38%
33%
30%
25%
7%
11%
15%
18%
21%
24%
18%
2011
2012
2013
2014
2015
2016
2017
Retail m-commerce sales
% change
% of retail e-commerce

Source: onbile.com

Mobile commerce is projected to form 25% of the entire online shopping market by 2017, creating stronger growth for online retailers.

[2] Onbile.com

Market Analysis

U.S. Apparel and Online Apparel Market

Apparel and Accessories sales in the United States totaled approximately $54.2 billion in online sales[3]. It is estimated that this accounts for 15% of all US apparel sales. Over the next 4 years, this percent of total sales is expected to increase to about 20%[4].

While online sales provide many benefits to retailers, a large amount of sales end up getting returned by the customer. It is estimated that approximately 1/3 of online sales are returned[5]. A majority of these returns are due to incorrect sizes. As a service to customers in the United States, retailers bear the cost of shipping on returned items. The cost on the shipping can range anywhere from $5-$10 a package. It was reported last year that a retail company doing $500 million in sales had $5 million in shipping costs on returned items, 1% of sales.

The Venture aims to cut the amount of returns by providing an application that calculates the exact body measurement proportions and determines the appropriate sized item to order, decreasing the amount of wrongly sized ordered items.

[3] Retail Ecommerce Set to Keep a Strong Pace Through 2017 - eMarketer
[4] E-COMMERCE AND THE FUTURE OF RETAIL: 2014 [SLIDE DECK] (Business Insider) By: Smith, Cooper
[5] http://online.wsj.com/news/articles/SB10001424052702304773104579270260683155216

Market Analysis

Retailer Investment in Technology to Boost Online Sales

Retailers are either partnering with or investing in companies that help boost online sales and reduce returns. Nordstrom and Macy's are two of the leading apparel retailers in investing to improve online sales. Their efforts include the following:

Nordstrom

- July 2014 acquisition of the Trunk Club for $350 million.
- Previous investments in the HauteLook and Bonobos totaled $196.4 million[6].
- Nordstrom is allocating $1.2 billion of its $3.9 billion of planned capex from 2014-2018 to technology[7].

Retailer Investment in Technology to Boost Online Sales

Macy's

- Macy's undisclosed investment in making brick and mortar stores "distribution centers" for online sales to prevent online items going out of stock[8].
- Macy's has pledged to invest $1 billion in technology to support online and omni-channel effort[9].

Startups in the "size to fit" space are also receiving investments from venture capitalists. Notable investments include:

Venture Capital

- In 2013, Fits.me, a virtual online fitting room, received £5 million in Series A funding from 3 investors. Clients include: QVC, Hugo Boss, and Thomas Pink.
- UpCload, a company that uses a web cam to determine customer size, received a six figure sum from the Investment Bank of Berlin[10].

---

[6] Trunk Club deal extends Nordstrom's online shopping spree (Fortune)
[7] How Retailers Are Trying To Survive In The Amazon (Investor's Business Daily)
[8] Macy's shows it can make big bucks online (Latest from Crains New York Business)
[9] Macy's to invest $1B in CapEx as omnichannel grows (FierceRetail)
[10] Venturevillage.eu website

Section 3

Revenue Potential

BDO Consulting Group Ziv Haft

Revenue Potential

Online Global Apparel Sales- Projected Revenue

The global revenues in the apparel industry (which includes: clothing, shoes, leather products and accessories) amounted in 2012 to USD 1,182 billion.

For the purpose of forecasting the Company's revenue potential, the markets of the 5 leading countries in online acquisitions were considered, assuming that in its marketing efforts, the Company will focus on these markets.

The US which is the single country with the largest scope of online sales, was used as the basis for the forecast, and the scope of sales in the other countries was derived from the relative sales therein as compared to the US.

The US- has the largest apparel market worldwide, the revenues of which, for 2012, amounted to USD 331 billion per annum, and constitute about 28% of the entire global sales in this area.

About 12% of the entire acquisitions in the apparel market in the US in 2012 were made online (acquisitions of about 41 billion per annum).

During the last few years the revenues from online apparel sales in the US have significantly increased. During the upcoming years, they are expected to show an additional significant increase, as indicated to the right (in billions of USD)[11]:

Online Global Apparel Sales- Projected Revenue (Continued)



80
70
60
50
40
30
20
10
0
0.25
0.2
0.15
0.1
0.05
0
28
34.2
41
48.6
56.6
64.8
73
22%
20%
19%
16%
14%
13%
2010
2011
2012
2013
2014
2015
2016
Annual Sales (USD, Billion)
Growth in Revenues

In the long run, we assume that the online apparel acquisition market in the US will increase in at a rate which would gradually decline below 12.6% per annum, similar to the expected rate for 2015-2016, according to the above mentioned forecasts, until it stabilizes on a rate of 6% per annum.

[11] Source: eMarketer

Revenue Potential

Online Global Apparel Sales- Projected Revenue (Continued)

China- In the preparation of the Company's revenue forecast we have assumed that the increase rate of online apparel sales in China would be similar to the general increase rate of online sales in this country. As specified above, the gap between China and the US in the rate of sales for a single country is expected to be bridged, and the assumption is that in the future China will have a larger scope of sales as compared to the US.

England- according to the forecast of total online sales, as specified above, the sales in England, consistently, amount to about 37% of the total online sales in the US. In calculating the potential of revenues, we have assumed that this tendency also characterizes the online apparel sale market and that it shall continue during all years relevant to the forecast. Therefore, the potential revenues in England were calculated as 37% of the total revenues in the US.

Japan- like England, the total sales rate in Japan amounts to about 36% of the sales in the US relatively consistently. Therefore, for the purpose of the forecast we have assumed that this tendency also characterizes the online apparel sale market and that it shall continue.

Online Global Apparel Sales- Projected Revenue (Continued)

Germany- in 2010-2012 the total online sales in Germany constituted about 12.5% - 14% of the entire online sales in the US, with a relatively moderate growth rate (less than one percent per annum). The forecast of revenues from this country is based on the assumption that this tendency also characterizes the online apparel sale market and that a moderate increase in the total sales in Germany shall continue as compared to the total sales in the US.

Initially, the Venture will be marketed in the US and thereafter, will be distributed in other global markets. The entrepreneur estimates that upon the termination of the penetration stage, the market share of the product in the online apparel sales' market in the US, will amount to 2%. This estimate is based on the strengthening of electronic commerce in the world, along with the expected increase in the apparel industry and especially on the absence of competitors in the market.

Revenue Potential

Income Potential

As mentioned above, the global e-commerce market is projected to reach about USD 2 trillion in 2017. Therefore, for illustration purposes only, we assumed the online garment market will keep its 2012 share of the e-commerce market, of 15%. Furthermore, assuming the Company will hold 0.1% of the market in 2015, 0.3% in 2016 and 0.5% in 2017, its income would be derived from the following values (USD, millions):



Market Share, USD, millions
1800.0
1600.0
1400.0
1200.0
1000.0
800.0
600.0
400.0
200.0
0.0
CAGR: 84%
252.7
851.8
1576.4
2015
2016
2017

Source: BDO analysis.

As the global e-commerce market shows strong growth, and while taking the aforementioned assumptions, the Company may grow its revenue by a cumulative annual growth rate of 84% through 2017, based upon the fee it is able to charge.